EXHIBIT 10.5

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

•
Each year, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of 2U, Inc. (the “Company”) approves the compensation arrangements for non-employee members of the Board to take effect as of April 1 of such year. The compensation arrangements described below were approved effective April 1, 2024 and may be modified, amended or terminated by the Board at any time in its discretion.

•
Each non-employee director will receive an annual cash retainer of $183,000, to be paid in equal quarterly installments of $45,750 on April 1 (or as soon as reasonably practicable thereafter) and on the first day of each calendar quarter thereafter.

•
Each non-employee director who serves as Chair of the Board or Chair of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will receive an additional annual cash retainer of $69,000, $25,000, $15,000 or $11,000, respectively, to be paid in equal quarterly installments on April 1 (or as soon as reasonably practicable thereafter) and on the first day of each calendar quarter thereafter.

•
Each non-employee director who serves as a member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee (in each case, other than the Chair) will receive an additional annual cash retainer of $12,500, $10,000, or $5,000, respectively, to be paid in equal quarterly installments on April 1 (or as soon as reasonably practicable thereafter) and on the first day of each calendar quarter thereafter.

•	Each non-employee director will receive a per meeting fee of $1,500 for every Board meeting in excess of the typical quarterly meeting, subject to a cap of $10,000.

•
The cash retainers described in this summary may be prorated to reflect partial periods of a non-employee director’s service.

As previously disclosed, Ivona Smith was appointed to the Board on May 9, 2024. In connection with her appointment, the Company entered into an Independent Director Agreement with Ms. Smith, pursuant to which, in lieu of the non-employee director compensation described above, Ms. Smith is entitled to receive a monthly cash retainer of $30,000, paid in advance each month. Ms. Smith is not entitled to receive any other compensation, including any other retainers or meeting fees, in connection with her service on the Board.

****